EXHIBIT 22
                         INGERSOLL-RAND EXTENDS TENDER OFFER
                                 THROUGH MAY 19, 1995


                  Woodcliff Lake, New Jersey (MAY 12, 1995) --

             Ingersoll-Rand Company today announced that it has extended the period during which its tender offer for shares of

             Clark Equipment Company common stock will remain open to

             5:00 P.M., New York City time, on Friday, May 19, 1995.

             The extension of the tender offer has been made in order to allow additional time for the completion of the review of

             the transaction by the Antitrust Division of the Justice

             Department.

                  Ingersoll-Rand also announced today that it is engaged

             in serious negotiations with a prospective purchaser of the assets of its domestic Paving Equipment Business.

             Ingersoll-Rand has been engaging in discussions with the

             Justice Department and believes that the sale of this

             Paving Equipment Business will eliminate the one area of

             overlap between the businesses of Clark and Ingersoll-Rand.

                  At the close of business on May 11, 1995,

             approximately 7,058,000 shares of Clark common stock had

             been validly tendered in connection with the offer.